Exhibit 99.1
ELKHART, INDIANA -— JANUARY 7, 2011
SKYLINE REPORTS RESULTS FOR SECOND QUARTER AND FIRST HALF
Skyline’s sales for the second quarter of fiscal year 2011 were $36,621,000 as compared to $34,246,000 in the second quarter of fiscal 2010. For the first half of fiscal 2011, sales were $82,448,000 as compared to $70,120,000 in the first half of fiscal 2010.
Sales for Skyline’s manufactured and modular housing segment were $24,557,000 in the second quarter of fiscal 2011 as compared to $24,921,000 in the second quarter of fiscal 2010. For the first half of fiscal 2011, sales were $55,186,000 as compared to $50,703,000 in the first half of fiscal 2010.
Sales for Skyline’s recreational vehicle segment were $12,064,000 in fiscal 2011’s second quarter as compared to $9,325,000 for the second quarter of fiscal 2010. For the first half of fiscal 2011, sales were $27,262,000 as compared to $19,417,000 for the same period a year ago.
Fiscal 2011’s second quarter loss before income taxes was $7,756,000 as compared to fiscal 2010’s second quarter loss before income taxes of $6,122,000. The loss before income taxes for the first half of fiscal 2011 was $13,821,000 as compared to $12,235,000 in the first half of fiscal 2011. Included in prior year’s pretax loss for the first half was $412,000 of income from life insurance proceeds.
Skyline established in the fourth quarter of fiscal 2010 a full valuation allowance against its deferred tax assets, and continued to maintain a full valuation allowance during the second quarter of fiscal 2011. As a result, Skyline has not recognized any benefit from income taxes in fiscal 2011. Skyline, however, did recognize in prior year’s second quarter and first six months a benefit from income taxes of $2,314,000 and $4,520,000, respectively. If the Corporation, after considering future negative and positive evidence regarding the realization of deferred tax assets, determines that a lesser valuation allowance is warranted, it would record a reduction to income tax expense and the valuation allowance in the period of determination.

Skyline reported a net loss of $7,756,000 in the second quarter of fiscal 2011 as compared to a net loss of $3,808,000 in the second quarter of fiscal 2010. On a per share basis, net loss was $.93 as compared to a net loss of $.45 for the same period a year ago.
For the first half of fiscal 2011, net loss was $13,821,000 compared to a net loss of $7,715,000 for a year ago. Net loss per share was $1.65 as compared to a net loss per share of $.92 for the same period a year ago.
As Skyline begins its third quarter, historically the slowest period in its fiscal year, the Corporation continues to maintain its traditionally strong balance sheet with no debt and a healthy position in cash and U.S. Treasury Bills. This financial strength, along with a seasoned management team, should help the Corporation meet the challenges ahead.
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SKYLINE CORPORATION AND SUBSIDIARY COMPANIES
CONSOLIDATED CONDENSED STATEMENTS OF OPERATIONS
(Dollars in thousands, except share and per share data)

	Three Months Ended		Six Months Ended
	November 30,		November 30,
	(Unaudited)		(Unaudited)
	2010	2009	2010	2009
Sales	$36,621	$34,246	$82,448	$70,120

Loss before income taxes	(7,756)	(6,122)	(13,821)	(12,235	)(A)
Benefit from income taxes	—	2,314	—	4,520

Net loss	$(7,756)	$(3,808)	$(13,821)	$(7,715)

Basic loss per share	$(.93)	$(.45)	$(1.65)	$(.92)

Number of weighted average common shares outstanding	8,391,244	8,391,244	8,391,244	8,391,244

(A) Includes $412,000 of income from life insurance proceeds.
SKYLINE CORPORATION AND SUBSIDIARY COMPANIES
CONSOLIDATED CONDENSED BALANCE SHEETS
(Dollars in thousands)

	November 30, (Unaudited)
	2010	2009
ASSETS

Cash and temporary cash investments	$66,260	$82,537
Accounts receivable	6,130	5,907
Inventories	6,922	6,131
Other current assets	3,194	18,849

Total Current Assets	82,506	113,424

Property, Plant and Equipment, net	25,661	29,918

Noncurrent Deferred Tax Assets	—	9,322

Other Assets	5,748	5,484

Total Assets	$113,915	$158,148

LIABILITIES AND SHAREHOLDERS’ EQUITY

Accounts payable, trade	$1,953	$2,476
Accrued liabilities	11,486	13,086

Total Current Liabilities	13,439	15,562

Other Deferred Liabilities	7,611	8,580

Common stock	312	312
Additional paid-in capital	4,928	4,928
Retained earnings	153,369	194,510
Treasury stock, at cost	(65,744)	(65,744)

Total Shareholders’ Equity	92,865	134,006

Total Liabilities and Shareholders’ Equity	$113,915	$158,148